UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

SCHEDULE 14C INFORMATION

July 21, 2006

Information Statement Pursuant to Section 14(c)

Of the Securities Exchange Act of 1934

☒   Filed by the registrant

☐   Filed by a party other than the registrant

Check the appropriate box:

☒  Preliminary Information Statement

☐  Confidential, for Use of the Commission Only (as permitted by Rule 14c-5(d)(2))

☐  Definitive Information Statement

CLAREMONT TECHNOLOGIES CORP.

(Name of Registrant as Specified In Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒  No fee required

☐  Fee computed on table below per Exchange Act Rules 14c-5(g) and 0-11.

1) Title of each class of securities to which transaction applies:

_______________________________________

2) Aggregate number of securities to which transaction applies:

_______________________________________

3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

_______________________________________

4) Proposed maximum aggregate value of transaction:

_______________________________________

5)  Total fee paid:

☐  Fee paid previously with preliminary materials.

☐  Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously.  Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

1) Amount Previously Paid:

2) Form, Schedule or Registration Statement No.

3) Filing Party:

4) Date Filed:

INFORMATION STATEMENT

July 21, 2006

CLAREMONT TECHNOLOGIES CORP.

1200 73rd Ave. W., Suite 1100

Vancouver, B.C., Canada  V6P 6G5

This information statement is circulated to advise the stockholders of actions ratified and approved without a meeting upon the written consent of the holders of a majority of the outstanding shares of the Voting Capital Stock of the Company.  Management is not soliciting proxies because a sufficient number of shares have provided written consent to the actions.

WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED

NOT TO SEND US A PROXY.

The matters upon which ratification is being taken are:

1.

Ratification and approval of the Amendment to the Articles of Incorporation to increase the authorized shares of common stock of the Company from 100,000,000 to 150,000,000 shares, $.001 par value;

2.

Ratification of the Stock Purchase Agreement with Xu Zugiang whereby Mr. Xu paid $550,000 in exchange for the issuance of 100,000,000 shares of restricted common stock of the Company.

The shareholders holding shares representing approximately 52% of the votes entitled to be cast at a meeting of the Company’s shareholders, consented in writing to the ratification and approval of the actions.

The Company’s Board of Directors approved these actions on June 1, 2006 and recommended that the Articles of Incorporation be amended to reflect the increase in authorized common stock.  The Amendment to the Articles of Incorporation was filed with the Nevada Secretary of State on June 1, 2006 and was effective when filed.  Subsequent to filing the Amended Articles of Incorporation, it was brought to the Company’s attention that the Amendment may have been defective in that the Company relied upon Nevada Revised Statutes, (“NRS”) 78.207 and 78.209 to authorize the increase of authorized common shares.  NRS 78.207 and 78.209 allow for the increase in the authorized shares of a company by way of Board of Directors action without the need for a shareholder vote, but only by way of a stock split, and since no stock split was intended, then such increase in the authorized shares of the Company requires shareholder approval.

Because the Amendment to the Articles of Incorporation may have been defective, the Board of Directors determined it would be in the best interest of the Company to take immediate corrective action and requested shareholder ratification and approval of the action.  Consequently, the majority of the shareholders ratified and approved the increase in authorized common shares by written consent pursuant to NRS 78.320.   If the Amendment to the Articles of Incorporation had not been adopted by written majority shareholder consent and ratification, it would have been necessary for this action to be considered by the Company’s Shareholders at a Special Shareholder’s Meeting convened for the specific purpose of approving the action. The elimination of the need for a special meeting of the shareholders to approve the actions is authorized by the provisions of NRS 78.320 of the General Corporation Law of Nevada, (the “Nevada Law”).  NRS 78.320 provides that the written consent of the holders of outstanding shares of voting capital stock, having not less than the minimum number of votes which would be necessary to authorize or take the action at a meeting at which all shares entitled to vote on a matter were present and voted, may be substituted for the special meeting.  According to NRS 78.320, a majority of the outstanding shares of voting capital stock entitled to vote on the matter is required in order to amend the Company’s Articles of Incorporation.  In order to take corrective action and accomplish the purposes of the Company, the Board of Directors of the Company voted to utilize the written consent of the majority shareholders of the Company.

The ratification and approval of the Stock Purchase Agreement with Mr. Xu does not require shareholder consent, however, the Board of Directors have determined it in the best interest of the Company to have a majority of the shareholders ratify and approve all actions taken by the Board of Directors relative to the Stock Purchase Agreement.

The date on which this Information Statement was first sent to the shareholders on, or about July 31, 2006. The record date established by the Company for purposes of determining the number of outstanding shares of Voting Capital Stock of the Company was June 1, 2006, (the “Record Date”).

Outstanding Voting Stock of the Company

As of the Record Date, there were 25,000,000 shares of Common Stock issued and outstanding.  The Common Stock constitutes the outstanding class of voting securities of the Company.  Each share of Common Stock entitles the holder to one (1) vote on all matters submitted to the shareholders.

None of the persons who have been directors or officers of the Company at any time since the beginning of the last fiscal year, nor any associate of any such persons, has any interest in the matters to be acted upon.  No director of the Company has informed the registrant in writing that he intends to oppose any action to be taken by the Company.  No proposals have been received from security holders.

SECURITY OWNERSHIP OF MANAGEMENT AND PRINCIPAL STOCKHOLDERS

The following table sets forth as of June 1, 2006, the name and the number of common stock voting shares of the Registrant, $0.001 par value, held of record or was known by the Registrant to own beneficially more than 5% of the 25,000,000 voting shares issued and outstanding, and the name and shareholdings of each officer and director individually and of all officers and directors as a group.  Except as otherwise indicated, the persons named in the table have sole voting and dispositive power with respect to all shares beneficially owned, subject to community property laws where applicable.

Title of Class	Name and Address Of Beneficial Owners (1)	Amount and Nature Of Beneficial Ownership	Percent Of Class (2)
Common Stock	Gus Rahim (1) 288 Horton Street London, ON N6B 1L4	-0-	-0-
Common Stock	Dr. William Russel (1) 2579 140th Street Surrey, B.C. V4P 2L9	-0-	-0-
Common Stock	Trevor Bentley (1) 235-6450 Hastings Street Burnaby, B.C. V5B 4Z5	35,000	0.14%
Common Stock	DJ Modern Mill Consultants, Inc. (2) 1374 Cartier Place Vancouver, BC V6P 2W9	3,151,000	12.6%
Common Stock	Dan Steer (2) 1374 Cartier Place Vancouver, BC V6P 2W9	2,401,000	9.6%

Common Stock	Brent Mclean 2991 Fleet Street Coquitlam, B.C. V3C 3R9	1,323,000	5.3%
Common Stock	Francis McLean 2991 Fleet Street Coquitlam, B.C. V3C 3R9	1,323,000	5.3%
Common Stock	Ken Pappas 5791 Gibbons Drive Richmond, B.C. V7C 2C9	2,032,000	8.1%
Officer and Directors Total Three Persons		35,000	0.14%

(1)

Officer and/or Director

(2)

Dan Steer is an owner and controls DJ Modern Mill Consultants, Inc. consequently, Mr. Steer is considered to have a total of 22.2% interest in the Company.

For purposes of this table, a beneficial owner is one who, directly or indirectly, has or shares with others (a) the power to vote or direct the voting of the Voting Stock (b) investment power with respect to the Voting Stock which includes the power to dispose or direct the disposition of the Voting Stock.

There are no contracts or other arrangements that could result in a change of control of the Company.

No Dissenter’s Rights

Under Nevada Law, any dissenting shareholders are not entitled to appraisal rights with respect to our amendment, and we will not independently provide shareholders with any such right.

Purpose and Effect of the Actions

Ratify the Amended Articles of Incorporation to change the authorized common shares from 100,000,000, $.001 par value to 150,000,000, $.001 par value.   In order to consummate the stock purchase by Mr. Xu, the Board of Directors determined an increase in the authorized common stock must be effected to ensure sufficient stock available for the purchase by Mr. Xu.  The change in authorized common stock was effected by an amendment to the Company’s Articles of Incorporation.  Shareholders were asked to ratify the action taken by the Board of Directors to amend the Articles of Incorporation increasing the authorized common stock from 100,000,000, $.001 par value to 150,000,000, $.001 par value.

Ratify the Stock Purchase Agreement.  Shareholders were asked to ratify the Stock Purchase Agreement with Xu Zugiang whereby Mr. Xu paid $550,000 in exchange for the issuance of 100,000,000 shares of restricted common stock of the Company.  Upon issuance of the 100,000,000 shares to Mr. Xu, a change in control of the Company occurred.  The Stock Purchase Agreement and change in control details were provided in the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on June 6, 2006.

On June 6, 2006, Mr. Xu Zuqiang (“Mr. Xu”) and Claremont Technologies Corp. (the “Company”) consummated Zuqiang’s purchase of shares of capital stock of the Company in accordance with the terms and conditions of that certain Stock Purchase Agreement, dated as of June 1, 2006, by and between Zuqiang and the Company (the “Purchase Agreement”).  Pursuant to the Purchase Agreement, Mr. Xu purchased, and the Company issued, 100,000,000 shares of the Company’s common stock, par value $.001 per share (the “Common Stock”) for an aggregate purchase price of $550,000.00 (the “Stock Transaction”).  Immediately prior to the issuance of shares of our Common Stock pursuant to the Purchase Agreement, there were 25,000,000 shares of Common Stock outstanding. After giving effect to the Stock Transaction, Mr. Xu holds an aggregate of 100,000,000 shares of the 125,000,000 shares of our Common Stock issued and outstanding, constituting, in the aggregate, 80% of the issued and outstanding shares of Common Stock of the Company, effecting a change in the controlling interest of the Company.

The source of funds with which Mr. Xu purchased the 100,000,000 shares of our Common Stock, pursuant to the Purchase Agreement, was derived from personal funds of Mr. Xu.

The Stock Transaction effected a change in control of the Company.  Prior to the closing of the Stock Transaction, Mr. Rahim had been Chief Executive Officer, Chief Financial Officer, Secretary and a director of the Company, and Mr. William Russell had been a director of the Company.  The biographies of Messrs. Rahim and Russell are hereby incorporated by reference to the Company’s most recent 10-KSB. Effective upon the closing of the Stock Transaction, Xu Zuqiang was appointed to, and Messrs. Russell and Rahim resigned from, the Board of Directors of the Company.  In addition, Xu Zuqiang was elected to serve as Chief Executive Officer and Secretary of the Company.  As contemplated by the Purchase Agreement, Messrs. Rahim and Russell each agreed to resign from the Board of Directors and as an officer of the Company, effective only upon, and subject to, the closing of the Stock Transaction, and appoint Xu Zuqiang to fill the vacancy created by such resignations.

The Xu Zuqiang, the newly appointed officer and director of the Company, has the following business experience:  From July 1997 to December 2001, Xu Zuqiang was an accountant for Guangzhou Baiyun Zhongda Material.  From 2002 to July 2004, he was Chief Financial Officer of Guangdong Meide Kitchen Appliances LTD., and from September 2004 to May 2006, Xu Zuqiang was Chief Financial Officer  of Shenzhen Taifu Apparel LTD.

If the shareholders had not ratified the above actions, the Company would have had to amend or unwind the transaction with Mr. Xu, re-construct the share purchase agreement and obtain shareholder consent to increase the authorized common shares.  By ratifying the above actions, shareholders are approving actions already taken by the Board of Directors and no further action is required.

OTHER INFORMATION

Section 16(a) of the Securities Exchange Act of 1934 requires Officers and Directors of the Company and persons who own more than ten percent of a registered class of the Company’s equity securities to file reports of ownership and changes in their ownership with the Securities and Exchange Commission, and forward copies of such filings to the Company.  Based on the copies of filings received by the Company, during the most recent fiscal year, the directors, officers, and beneficial owners of more than ten percent of the equity securities of the Company registered pursuant to Section 12 of the Exchange Act, have filed on a timely basis, all required Forms 3, 4, and 5 and any amendments thereto, with the exception of Mr. Dan Steer who is required to file a Form 4, which has not yet been filed.

FINANCIAL INFORMATION

For more detailed information regarding the Company, including financial statements, you may refer to our most recent Form 10-QSB for the period ended March 31, 2006 filed with the Securities and Exchange Commission (“SEC”).  This information may be found on the SEC’s EDGAR database at www.sec.gov.

CONCLUSION

As a matter of regulatory compliance, we are sending you this Information Statement which describes the purpose and effect of the actions and Amendment.  Your consent to the actions and Amendment is not required and is not being solicited in connection with this action.  This Information Statement is intended to provide our shareholders information required by the rules and regulations of the Securities Exchange Act of 1934.

WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND US A PROXY.  THE ATTACHED MATERIAL IS FOR INFORMATIONAL PURPOSES ONLY.

By: Order of the Board of Directors

Date:  July 21, 2006

By: /s/ Gus Rahim

Gus Rahim

Chairman of the Board prior to June 6, 2006

By: /s/ Xu Zuqiang

Xu Zuqiang

Chairman of the Board as of June 6, 2006